EXHIBIT 5.1

                              Wachtel & Masyr, LLP
                              110 East 59th Street
                               New York, NY 10022







TradeQwest Incorporated
400 North Oak Street
Inglewood, CA 90302

Gentlemen:

Reference is made to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on or about September 6, 2001 (the "Registration Statement") by TradeQwest Incorporated, a Delaware company (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act") 5,300,000 shares (the "Shares") of its Common Stock, $.001 par value per share (the "Common Stock"). The Shares are being offered for sale by the Company.

As counsel for the company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,

/s/ Wachtel & Masyr, LLP
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Wachtel & Masyr, LLP